EXHIBIT 99

CTI INDUSTRIES CORPORATION

22160 N. Pepper Road

Barrington, Illinois 60010

847-382-1000

___________________________________________________________________________________

FOR IMMEDIATE RELEASE

May 9, 2005

For More Information Contact:

Mary Ellen Dammyer	Stephen M. Merrick
Investor Relations	Executive Vice President
847-382-1000	847-382-1000

CTI Industries Corporation Reports 2004 Financial Results

CTI Industries Corporation (Nasdaq: CTIBE), a leading provider of metalized balloons, latex balloons, novelty items and printed and laminated films, announces its financial results for the year ended December 31, 2004 and for the fourth quarter of 2004.

Year End Results.

For the year ended December 31, 2004, consolidated revenues totaled $37,193,109 compared to consolidated revenues of $36,259,638 for the year ended December 31, 2003, an increase of 2.6%.

For the year, the Company incurred a net loss of ($2,479,374), or $(1.28) per share (basic and diluted), compared to a net loss of ($566,047), or ($0.30) per share (basic and diluted).

Fourth Quarter Results

Consolidated revenues for the fourth quarter of 2004 totaled $8,581,819 compared to consolidated revenues of $9,006,420 for the fourth quarter of 2003, a decrease of 4.7%. The Company had a net loss for the fourth quarter of 2004 of ($2,565,224) or ($1.33) per share compared to a net loss of ($138,177) or ($0.07) per share for the fourth quarter of 2003.

“It should be noted that a major component of our loss in the fourth quarter and for the year is the provision for income taxes of $1,286,232 for the year, which includes an income tax provision of $1,201,953 for the fourth quarter. This income tax provision is a non-cash item resulting from management’s decision, based on events and circumstances that developed during the fourth quarter, to increase the reserve against the Company’s deferred tax asset. It is management’s determination that we cannot assure realization of the deferred tax asset out of future earnings,” reported Stephen Merrick,

Executive Vice President and Chief Financial Officer. “Also, during the year and the fourth quarter, we experienced lower margin sales which affected our margins and profitability,” he said.

“During the latter part of the year, we were able to effect reductions in our factory overhead which we believe will result in improved margins during 2005,” said Howard Schwan, President of the Company. “Our goals for 2005 include shifting to higher margin sales and controlling our factory overhead and general costs,” he said.

About CTI

CTI is one of the leading producers and marketers of balloon products, both foil (metalized) and latex, and distributes these products throughout the United States and in several countries. It also develops, produces, prints and processes a variety of film products for commercial applications including packaging and flexible containers.

This press release may contain forward-looking statements within the meaning of Section 17A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from any results or events projected or implied in the forward-looking statements, which involve a number of risks and uncertainties, including (i) the risks of generating and maintaining sales in a highly-competitive market, (ii) the ability of CTI to enter into or maintain contracts or relationships with customers, distributors, licensors and suppliers, (iii) manufacturing risks, as well as other risks and uncertainties reported by the Company is its SEC filings, and such statements should also be considered in conjunction with cautionary statements contained in CTI’s most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q.

-- FINANCIAL HIGHLIGHTS FOLLOW --

CTI Industries Corporation and Subsidiaries
Summary Financial Information
Year and Quarter ended December 31, 2004 and 2003

	December 31, 2004	December 31, 2003

Assets
Current Assets:
Cash	$526,470	$329,742
Accounts receivable, net	6,123,137	4,620,726
Inventories	8,348,494	9,263,160
Other current assets	646,805	1,220,936

Total current assets	15,644,906	15,434,564

Property and equipment, net	10,588,511	12,207,649
Other assets	1,654,147	2,627,969

Total Assets	27,887,564	$30,270,182

Liabilities & Stockholders’ Equity
Total current liabilities	$18,435,055	$16,140,080
Long term debt, less current maturities	5,119,745	7,830,217
Other liabilities	1,371,364	1,079,041
Minority interest	10,230	9,263
Stockholders’ equity	2,951,170	5,211,581

Total Liabilities & Stockholders’ Equity	$27,887,564	$30,270,182

Consolidated Statements of Operations

	Year Ended December 31		Quarter Ended December 31
	2004	2003	2004	2003

Net sales	$37,193,109	$36,259,638	$8,581,819	$9,006,420
Cost of sales	30,840,989	29,626,450	8,078,875	7,991,701

Gross profit	6,352,120	6,633,188	502,944	1,014,719

Operating expenses	6,920,315	7,312,410	1,633,456	1,668,212

Loss from operations	(568,195)	(679,221)	(1,130,513)	(653,493)

Other income (expense):
Interest expense	(1,350,085)	(1,103,395)	(340,168)	(326,629)
Other	726,201	433,618	107,409	380,460

Loss before income taxes and minority interest	(1,192,079)	(1,348,998)	(1,363,272)	(599,662)

Income tax expense (benefit)	1,286,232	(782,468)	1,201,953	(460,702)

Loss before minority interest	(2,478,311)	(566,530)	(2,565,225)	(138,960)

Minority interest in income (loss) of subsidiary	1,063	(483)	(1)	(783)

Net loss	$(2,479,374)	$(566,047)	(2,565,224)	$(138,177)

Basic income (loss) per common and common equivalent shares	$(1.28)	$(0.30)	$(1.31)	$(0.07)

Diluted income (loss) per common and common equivalent shares	$(1.28)	$(0.30)	$(1.31)	$(0.07)

Weighted average number of shares and equivalent shares of common stock outstanding:
Basic	1,930,976	1,918,260	1,954,100	1,918,260

Diluted	1,930,976	1,918,260	1,954,100	1,918,260